EXHIBIT 2.3




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-73376) pertaining to the Stock Incentive Plan of CBL & Associates Properties, Inc. of our report dated March 3, 1998, with respect to the statement of revenue and certain expenses of Burnsville Center included in this Form 8-K/A for the year ended December 31, 1997.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-47041) of CBL & Associates Properties, Inc. and in the related Prospectus of our report dated March 3, 1998, with respect to the statement of revenue and certain expenses of Burnsville Center included in this For 8-K/A for the year ended December 31, 1997.



                                             Ernst & Young LLP



New York, New York
April 13, 1998